Filed pursuant to Rule 424(b)(3)
Registration File. No. 333-229782

CIM REAL ASSETS AND CREDIT FUND

SUPPLEMENT NO. 2 DATED SEPTEMBER 25, 2020
TO THE PROSPECTUS DATED APRIL 30, 2020

This supplement contains information that amends, supplements or modifies certain information contained in the prospectus of CIM Real Assets & Credit Fund (the “Fund,” “we,” “us” or “our”) dated April 30, 2020, as supplemented by that certain prospectus supplement, dated August 27, 2020 (as so supplemented and amended, the “Prospectus”) and is part of, and should be read in conjunction with, the Prospectus. The Prospectus has been filed with the U.S. Securities and Exchange Commission, and is available free of charge at www.sec.gov. Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

Before investing in our Common Shares, you should read carefully the Prospectus and this supplement and consider carefully our investment objective, risks, fees and expenses. You should also carefully consider the “Risks” beginning on page 27 of the Prospectus before you decide to invest in our Common Shares.

Purchasing Shares

The following subsection is added as the last subsection under this subheading of the Prospectus.

Purchase Through Financial Intermediaries

You may purchase and redeem Common Shares through certain financial intermediaries that have made arrangements with the Fund or its Distributor to receive purchase and redemption orders. Such financial intermediaries are authorized to designate other intermediaries to receive purchase and redemption orders on behalf of the Fund. When you place your order with such a financial intermediary, or its designee, your order is treated as if you had placed it directly with the Fund’s transfer agent, and you will pay or receive the next price calculated by the Fund. The financial intermediary may hold your shares in an omnibus account in its (or its agent's) name, and, in such case, the financial intermediary maintains your individual ownership records. The Adviser may pay the financial intermediary for maintaining these records as well as providing other shareholder services. The financial intermediary may charge you a fee for handling your order. The financial intermediary is responsible for processing your order correctly and promptly, keeping you advised regarding the status of your individual account, and confirming your transactions.

If you decide to purchase Common Shares through a financial intermediary, please carefully review the program materials provided to you by your financial intermediary, because particular brokers may adopt policies or procedures that are separate from those described in this Prospectus.

Purchase requests submitted to a financial intermediary after the financial intermediary's imposed cut-off time may not be received by the Fund prior to the Fund's cut-off time at the close of regular trading (generally 4:00 p.m., Eastern time) on that day. Such purchase requests will be processed at the NAV calculated at the close of regular trading on the next day that the NYSE is open for business. For more information about your financial intermediary's rules and procedures, and whether your financial intermediary imposes cut-off times for the receipt of orders that are earlier than the cut-off times established by the Fund, you should contact your financial intermediary directly.